Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TAKUNG ART CO., LTD", FILED IN THIS OFFICE ON THE TENTH DAY OF AUGUST, A.D. 2015, AT 11:43 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4677618 8100

AUTHENTICATION: 2630283

151150902

DATE: 08-10-15

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:51 AM 08/10/2015
FILED 11:43 AM 08/10/2015
SRV 151150902 - 4677618 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TAKUNG ART CO., LTD

Takung Art Co., Ltd (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is Takung Art Co., Ltd. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 17, 2009.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments ("Certificate of Amendment") to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article Fourth of the Certificate of Incorporation be amended by adding the following paragraphs at the end thereof:

"Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the "Effective Time"), each 25 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Company or any holder of Common Stock, be reclassified, combined and converted as of the Effective Time into one fully paid and non-assessable share of Common Stock. From and after the Effective Time, certificates representing shares of the Common Stock that were issued and outstanding prior to the Effective Time shall represent the number of whole shares of Common Stock into which such issued and outstanding shares of Common Stock shall have been reclassified pursuant to this Certificate of Amendment (subject to the treatment of fractional shares as set forth below); provided, however, that no fractional shares shall be issued and that, instead of issuance of such fractional shares, the Company shall round any fractional shares up to the nearest whole number in lieu of any other payment that would otherwise be made for such fractional share."

THIRD: The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Di Xiao, its Chief Executive Officer, this 10th day of August, 2015

TAKUNG ART CO., LTD

By: /s/ Di Xiao
Name: Di Xiao
Title: Chief Executive Officer